Exhibit 99.2

For Immediate Release

AROTECH PRICES PUBLIC OFFERING OF COMMON STOCK

Ann Arbor, Michigan, September 13, 2013 – Arotech Corporation (NasdaqGM: ARTX), a provider of quality defense and security products for the military, law enforcement and homeland security markets, today announced the pricing of an underwritten public offering of 3,428,571 shares of its common stock at a purchase price of $1.75 per share. The gross proceeds to the Company from this offering are expected to be approximately $6 million, before deducting underwriting discounts and other estimated offering expenses. In addition, Arotech has granted the underwriters a 30-day option to purchase up to an aggregate of 514,285 additional shares of common stock to cover over-allotments, if any. All of the shares in the offering are to be sold by Arotech. The offering is expected to close on September 18, 2013, subject to customary closing conditions.

Arotech expects to use the net proceeds from the offering for general corporate purposes, which may include increasing its working capital, reducing its bank line of credit, funding research, development and product manufacturing, acquisitions or investments in businesses, products or technologies that are complementary to its own, and capital expenditures.

In connection with the offering, B. Riley & Co., LLC is acting as sole book-running manager.

A shelf registration statement (No. 333-190808) relating to the shares of common stock to be issued in the offering has been filed with the Securities and Exchange Commission (SEC) and is effective. A preliminary prospectus supplement and accompanying base prospectus relating to the offering was filed with the SEC on September 12, 2013, and the final prospectus supplement and accompanying base prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website located at www.sec.gov. In addition, electronic copies of the final prospectus supplement and accompanying prospectus, when available, may be obtained by contacting the Compliance Department, B. Riley & Co., LLC, 11100 Santa Monica Blvd., Suite 800, Los Angeles, CA 90025 at (888) 295-0155 and at compliance@brileyco.com.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About Arotech Corporation

Arotech Corporation is a leading provider of quality defense and security products for the military, law enforcement and homeland security markets, including multimedia interactive simulators/trainers and advanced zinc-air and lithium batteries and chargers. Arotech operates two major business divisions: Training and Simulation and Battery and Power Systems.

Arotech is incorporated in Delaware, with corporate offices in Ann Arbor, Michigan, and research, development and production subsidiaries in Alabama, Michigan, and Israel. For more information on Arotech, please visit Arotech’s website at www.arotech.com.

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Investor Relations Contacts: Ehud Helft & Kenny Green CCG Investor Relations Tel: 1 646 201 9246 arotech@gkir.com

Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary materially. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech’s products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders (including as a result of budgetary cuts resulting from automatic sequestration under the Budget Control Act of 2011); and other risk factors detailed in Arotech’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

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